Exhibit 5.1

March 7, 2005

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling securityholders from time to time of up to $690,000,000 aggregate principal amount of the Company’s 2.75% Contingent Convertible Senior Notes due 2035 (the “Notes”) and shares of common stock issuable upon conversion of the Notes, par value $0.01 per share (the “Common Stock”). The Notes were issued under an Indenture (the “Indenture”) dated as of November 8, 2005 among the Company, the Subsidiary Guarantors named therein or in a supplemental thereto (the “Subsidiary Guarantors”), and the Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Notes and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Notes were issued and sold in compliance with applicable federal and state securities laws.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Notes have been duly authorized, executed and

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issued by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and except as such enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (ii) the guarantees of the Subsidiary Guarantors remain valid and binding obligations of such subsidiaries, enforceable against the Company and each such Subsidiary Guarantor in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and except as such enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We are members of the bar of the State of Texas. We have relied as to matters of Oklahoma law on the opinion of Commercial Law Group, P.C., which opinion is also filed as an exhibit to the Registration Statement. The opinions expressed herein are limited exclusively to the laws of the State of New York and, in reliance on the opinion of Commercial Law Group, P.C., the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

Very truly yours,

/s/ Vinson & Elkins L.L.P.